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                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549

                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

                                 Commission File Number  0-25750
                                                         -------


                   PENFED BANCORP, INC
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  (Exact name of registrant as specified in charter)

                       215 SHELBY
               FALMOUTH, KENTUCKY  41040-1238
                     (606) 654-6961
   ------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         NONE
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [x]          Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                      Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 210

   Pursuant to the requirements of the Securities Exchange
Act of 1934, Penfed Bancorp, Inc. has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.


Date: March 24, 1998           By: /s/ David C. Wills
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                                   David C. Wills, President